Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SUPERCONDUCTOR TECHNOLOGIES INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF SEPTEMBER, A.D. 2020, AT 10:01 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TENTH DAY OF SEPTEMBER, A.D. 2020.

Jeffrey W. Bullock, Secretary of State

2125868 8100
SR# 20207170629

Authentication: 203618327
Date: 09-09-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:01 AM 09/09/2020
FILED 10:01 AM 09/09/2020
SR 20207170629 - File Number 2125868

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SUPERCONDUCTOR TECHNOLOGIES INC.

Superconductor Technologies Inc., a corporation organized and existing under the laws of the State of Delaware (the "*Company*"), hereby certifies as follows:

1. That Section 1. of Article IV. of the Company's Restated Certificate of Incorporation, as amended (the "*Certificate of Incorporation*"), hereby is restated in full as follows:

> "1. The total number of shares of Common Stock which the Corporation shall have authority to issue is 25,000,000 shares, having a par value of $0.001 per share (the "*Common Stock*"), and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 2,000,000 shares, having a par value of $0.001 per share (the "*Preferred Stock*").

2. Article IV of the Certificate of Incorporation is further amended to add Section 6 as follows:

> "<u>Section 6</u>. Effective as of 12:01 a.m. Eastern Time on September 10, 2020, each ten (10) shares of the issued and outstanding shares of Common Stock of this corporation shall thereby and thereupon automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock of this corporation (the "*Reverse Stock Split*"). No scrip or fractional shares will be issued by reason of the Reverse Stock Split. In lieu thereof, cash shall be distributed to each stockholder of the Company who would otherwise have been entitled to receipt of a fractional share and the amount of cash to be distributed shall be based upon the average closing price of a share of Common Stock on the NASDAQ Capital Market for the five trading days immediately preceding the effective date of the Amendment."

3. That the foregoing amendments have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the board of directors of the Company at a meeting on September 9, 2020, and by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of the Company entitled to vote thereon at a meeting on September 9, 2020. There are no other classes of stock outstanding entitled to vote.

4. The effective time of the amendments herein certified shall be 12:01 a.m. Eastern Time on September 10, 2020.

[*signature page follows*]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Restated Certificate of Incorporation to be duly executed by its authorized officer this 9th day of September, 2020.

SUPERCONDUCTOR TECHNOLOGIES INC.

By: /s/ William J. Buchanan
William J. Buchanan
Chief Financial Officer